Exhibit 99.2

EARNINGS CALL SCRIPT – Q2 FY2018

Please find following a summary of our operational results for this past quarter, Q2 FY2018. The purpose of these notes is to add more detail to the standard press release that we issue each quarter. We intend to dedicate the Earnings Call time to answer any specific questions on our results or performance year-to-date.

INTRODUCTORY UPDATE
As we announced in June, and repeated in our last earnings call, we have an ongoing investigation relating to our Mexico operations. As previously stated, we voluntarily disclosed the matters under investigation to the Department of Justice and the Securities and Exchange Commission in June. We remain committed to full cooperation with both agencies.

I would like to reaffirm our strong commitment to compliance with all applicable laws and regulations. Based on the progress of the investigation to date, we continue to enhance internal controls and compliance programs as well as review and update operational procedures relating to our business activities in Mexico, all of which may negatively affect future growth trends. Since this is an ongoing investigation, we are not able to provide additional information about the investigation or answer any additional questions about the investigation at this time.

OVERALL
The second quarter of fiscal year 2018 extends the positive results on growth in accounts and outstanding balance that we disclosed at the end of our first quarter. We sustained solid growth for the third quarter in a row, after several previous years of shrinkage.

Revenues (consolidated) this quarter increased 1.3% over the same quarter of a year ago, with growth in both our US and Mexico businesses. Likewise, same-store revenue (from the 1,286 branches open in both quarters) increased 0.8%.

Net income this quarter was down 36.7% versus Q2 FY2017. This was due to several factors.

Firstly, our consolidated provision for loan loss was up $3.1MM due to increased chargeoffs and delinquencies in our Mexico business, offset by a reduction in provision in our US business of $1.6MM due to lower chargeoffs.

Secondly, our personnel expenses continue to be higher than a year earlier. In the U.S., this is primarily due to the increase in part-time personnel hired to allow us to extend branch operating hours. However, in recent months, field personnel costs are decreased as we become more efficient in our use of human resources.

Thirdly, as with last quarter, our advertising expense was up significantly. This quarter, our advertising costs were up 30% versus the same quarter of last year. We believe this has proven to be a good decision due to the much higher loan growth we continue to experience.

Fourthly, our legal and professional expenses were up by over $1.9MM this quarter versus Q2 FY2017, of which $1.3MM can be attributed to the investigation of our Mexico operations. In Q1 FY2018, costs attributed to the investigation were $2.4MM.

Both interest & fee income and insurance & other income were up versus Q2 FY2017.

Our overall gross loans growth increased to $1.15BN at the end of Q2 FY2018, up 4.8% from the end of Q2 FY2017. Of this, US gross loans increased 3.2% and Mexico gross loans increased 19.5% in USD, helped by a favourable change in exchange rates (in pesos, our gross loans increased 11.9%).

In our US business, we also added more accounts this quarter than we have during any second fiscal quarter for more than six years. In each category of new and former borrowers, we added more accounts this quarter since 2012.

Our refinancing volumes in the US are showing consistent improvement, meaning we are better meeting our customers’ needs by offering refinancing opportunities where they desire and merit them. These volumes, this quarter as with last, are slightly above the same quarter in FY2017.

Our net charge-off levels have also improved this quarter compared to the same quarter of a year earlier, although they remain above historic levels prior to our decision to eliminate field calls.

LOAN PORTFOLIO PERFORMANCE

US Customer Performance:
Sustaining our positive trend in customer growth, we continue to close the gap each quarter in unique customers versus our highest historical value. We ended Q2 with more unique customers than in the same quarter of last year, and almost the same number as at the end of Q2 FY2016.

Our growth in unique customers during this quarter, at 36,571, was the highest in at least five years. This growth as a percentage is a 78% improvement over last year. Year to date, we have grown our unique customers by 7.1%, nearly double the prior best year in recent history (2015). After years of shrinkage, this is now the third quarter in a row where we have seen results that are not just better than a year earlier but better than any of the last four years.

Our data on payment performance is in line with our expectations. We believe that this shows that our underwriting continues to be prudent and to ensure we are not sacrificing customer quality for growth.

We are also finding that more former borrowers are coming back to us after more than a year of separation. We believe this is due to our improved marketing strategy in this customer segment as well as the strong loyalty that previous customers have for our brand due to our excellence in customer service.

US Gross Loan performance:
We again maintained our trend of improved quarterly performance in Q2 of FY2018. This represents the fourth quarter in a row where our gross loan performance has shown improvement.

We ended Q2 with $42M growth in our US ledger, representing a 4.3% increase during the quarter. This is the highest Q2 growth that we have experienced since 2013.

Year-to-date, our ledger has grown 8.5% compared to last year’s growth of 2.9% and significantly better to prior years going back to 2014. Furthermore, our US ledger ended the quarter at a higher level than the same quarter of a year earlier. This is the first time we have achieved this in ten quarters.

Looking at same-store gross loan growth in the US, for the 1,136 stores open in both years, our ledger was up 2.8%. This is an improvement on the same quarter of last year where we shrunk 5.7%, and it is the first time we have experienced same-store ledger growth in Q2 since FY2015. We increased the number of unique customers in these stores by 5.0%; the first time in four years that we have not shrunk in same store customer growth in Q2.

A total of 619 (54.2%) of our full-year operated branches have grown their ledger and almost 60% also grew their number of accounts in comparison to the end of Q2 FY2017. These are the highest percentages in four years.

Credit Quality of Customer Base:
Once again, this quarter, our credit quality (as indicated by credit score) of loans originated improved for all categories of borrowers (new, former and current) versus the same quarter of a year earlier. In fact, the credit quality of these categories is better than any Q2 since at least 2014.

Additionally, the entire outstanding portfolio has increased in average credit score at the end of Q2 versus a year earlier for all categories of borrowers, which we believe is a significant increase.

We are still consciously reducing the number of loans we make to individuals with credit scores in the lower end of our range.

Refinancing:
After much effort in improving our refinancing strategy, we are now seeing the results of this activity start to pay off in small but consistent improvements. As with Q1 FY2018, our refinancing volumes this quarter were again above those of the same quarter of a year ago, and with a higher increase to the same quarter a year earlier than we experienced in Q1. This is the first time we have managed to increase Q2 refinancing volume in four years.

However, we believe there is still more work we need to do to determine more quickly and optimally those customers who would like to be refinanced and warrant such an increase based on our underwriting criteria.

Since we are bringing in customers at lower loan origination sizes than in the past, due to our cautious and prudent new underwriting criteria, it is important that we offer these customers higher loan sizes as they merit and desire them – or the competition will. We have improved the quantity of these offers of increased loan amounts and are now appropriately at levels above those of the last three years. However, the average customer loan size increase is at the lowest amount since 2014, thus indicating that, even in loan increase amounts, we are exercising caution.

Delinquencies and Charge-offs:
In our US business, accounts that are 30 and 60 recency days late are also showing much improvement both as a whole and in the current, new and former borrower segments.

In dollar terms, 30 and 60 day recency delinquency is lower than any Q2 since FY2015. We are holding the bucket of 90+ days late accounts longer rather than charge-off these accounts to improve our chance for rehabilitating customers. At the end of Q1 FY2018, we were holding $5.2MM more in our 90+ bucket versus a year earlier. This Q2, we rehabilitated $2MM more in balance. The growth in our current portfolio (not 30+ delinquent) has grown more this Q2 than any Q2 since before 2014.

Therefore, we believe our strategy of holding 90+ accounts longer before charge off is indeed improving our collection capabilities and allowing us to successfully retain customers.

Our consolidated net charge-offs as a percentage of annualized loans were down from 15.7% in Q2 FY2017 to 14.0% at the end of this quarter, representing a reduction of $2.4MM. We believe this improvement is largely due to the higher average credit score of new customers and customers, from whom we relied on field calls to collect, having now cycled out of our portfolio. To a lesser degree, the charge-off rate benefited from the Company holding 90+ day late accounts longer as discussed above.

GROWTH STRATEGIES

The results of the last two quarters show significant improvement in growth in accounts. We attribute this to our increased learning in marketing tests and thus our improved ability to target the right customer at the right time with the right product through the right channel. The increased investments we are making in advertising and personnel are designed to get more customers in the door and to keep them for longer.  We use customer lifetime value analysis to measure the impacts of those investments.  Thus far, the metrics we track are giving us confidence that the investments are working as intended and that we can continue to make them.  There is a lag effect on our reported results, however, in that the cost of those investments are expensed up front and the revenue benefits flow in over time.

Live Checks Program:
We currently have nine US states in which we regularly offer live (convenience) checks. This distribution channel keeps growing in importance for our company as we carefully use our learning from past tests to improve our mailing selection.

Direct Mail:
Our Q2 FY2018 centralized mail campaign brought in 88% more booked loans compared to Q2 FY2017.

Digital Presence:
Digital continues to be an important channel for us and we keep refining and improving the manner in which we target customers online. The number of web applications that we received this quarter is an all-time high for our company and the volume of booked loans via this channel is up more than 43% versus the same quarter last year.

It is noteworthy that, while the quantity of these applications has increased, the quality has not deteriorated. In fact, our conversion rate (meaning the percent of web applications that convert into new approved loan originations) is higher than Q2 FY2017.

Once again this quarter, we grew the number of customers who signed up for text messaging and these are at a record high.

New Branches:
We have opened four branches this quarter, acquired one and closed five, making a net increase of zero. We have several more branches currently where the leases are signed and opening is imminent.

Year-to-date, we have closed nine branches, much less than the twenty we had closed year-to-date in FY2017. We believe that the number of branch closures will be significantly lower in FY2018 than in FY 2017; however, we will continue to close branches where we are losing money and do not believe the right conditions exist to turn the situation around.

We now have 1,093 branches operating under the World Finance name (up nine from the end of last quarter) out of our 1,169 open US branches.

We purchased one branch and seventeen loan portfolios this quarter, and continue to see an increase in the number of acquisition opportunities with which we are being presented.

In the US and Mexico combined, we currently have 1,331 open branches, compared to 1,326 as of end Q2 FY2017. The reduction in net branches is principally due to our focus on improving branch efficiency in FY2017 where we closed and merged 44 branches that were not at economies of scale or unproductive due to suboptimal location selection many years ago.

We have created a newly-designed denovo process with more-rigorous analysis, combining data analytics with local demographics and in-district knowledge, to decide on optimal branch locations. We are finding many opportunities to add branches in our current states.

All of the new branches that we opened in Q1 FY2017 have grown faster than the average denovo branches opened in Q1 in the last four years and are expected to become profitable much faster than prior denovos. We attribute this not only to better selection of branch locations and our constant refining of our marketing campaigns, activities and events in the local area, but also to more visible in-store messaging.

OTHER PERFORMANCE DETAILS

IT Improvements:
We rolled out the initial version of our new Loan Origination System to nine states and expect completion of this rollout to all branches in early Q3.  The Loan Origination System facilitates the collection of critical electronic data to drive better business decisions.  This is just the first step in introducing a system that will improve the way we originate a loan and provide much better management oversight and analysis.  We believe an agile approach, small and often, is the best and safest way to introduce new system changes to our branch associates. This allows us to gather feedback and adjust accordingly as we proceed.

In addition, during Q2 FY2018, we completed work on our online payments solution and we are currently in the process of rolling this out.  We believe this will have a positive impact on delinquencies as well as helping to attract new customers.

Lastly, during the quarter we identified and chose a new ERP (Enterprise Resource Planning) solution which will be implemented to replace our current finance and accounting system. This will give World a Human Capital Management system for the first time, replacing outdated, inefficient and manual processes throughout the HR (Human Resource) function.  It will be a multi-year project.

Debt to Equity:
As of September 30, 2017, our debt to equity ratio was down to 0.7:1 from 0.9:1 at the end of Q2 2017.  We consider 2:1 to be a conservative level, and we are significantly below that level.

Share Repurchases:
Due in part to the ongoing  investigation in Mexico, we have chosen not to repurchase our common stock this quarter even though our debt to equity ratio is much lower than we believe necessary even in a conservative environment. We cannot, at this time, say when we may recommence repurchasing our shares, but we may repurchase additional shares in accordance with federal securities laws on the open market or in privately negotiated transactions.

REGULATORY ENVIRONMENT

State-level Regulations:
We are not aware of any significant changes in state regulations that have been adopted (or appear likely to be adopted in the near term) that are likely to have a material adverse effect on our business.

CFPB:
Regarding the final regulations from the CFPB on small dollar lending we believe that the effect on our business practices will be very limited. Because we do not make any loans with a repayment period of 45 days or shorter, and do not make any loans that include a balloon feature, our instalment loans are not subject to the rule’s ability to repay requirements. Regarding the CID issued to World in March of 2014, we have no further information to add. Regarding any other proposed legislation such as on CFPB oversight, we decline to comment on any potential impact on our business. At the time that any legislation is fully enacted that impacts our business, we will then discuss any effect on our operations or policies.

IN SUMMARY

This quarter, we are pleased to propagate further the seeds of growth that we started to see in key indicators in Q4 FY2017 and Q1 FY2018. We have achieved the “best in multi-years” growth in many accounts, ledger and unique customer metrics (both as a percentage of our base and in absolute terms). This seems to indicate signs of success in our cautious and prudent “test and learn” strategy of bringing innovation into the activities of our core corporate departments and into the field. We believe there is still significant opportunity for our business in expanding our geographic reach, improving our marketing strategies and using data analytics to support further our decision-making across all departments including credit risk, HR and Real Estate. We look forward to continued improvement in our operating metrics as we go into growth season in Q3 FY2018.